EXHIBIT 99.1

Amphastar Pharmaceuticals Reports Revenues of $49.0 Million for the Second Quarter Ended June 30, 2014

RANCHO CUCAMONGA, Calif., Aug. 12, 2014 (GLOBE NEWSWIRE) -- Amphastar Pharmaceuticals, Inc. (Nasdaq:AMPH) ("Amphastar" or the "Company") today reported results for the second quarter ended June 30, 2014.

  Net revenues of $49.0 million for the second quarter
  GAAP net loss of $1.2 million or $0.03 per diluted share for the second quarter
  Adjusted non-GAAP net income of $0.8 million or $0.02 per diluted share for the second quarter
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
(in thousands, except per share data)

Net revenues	$ 49,003	$ 62,524	$ 94,873	$ 115,487
GAAP net income (loss)	$ (1,180)	$ 7,810	$ (2,799)	$ 10,192
Adjusted non-GAAP net income*	$ 752	$ 8,920	$ 631	$ 12,884
GAAP diluted EPS	$ (0.03)	$ 0.20	$ (0.07)	$ 0.26
Adjusted non-GAAP diluted EPS*	$ 0.02	$ 0.23	$ 0.02	$ 0.33

(*see Table II for reconciliation to GAAP numbers)

Second Quarter Results

For the three months ended June 30, 2014, the Company reported net revenues of $49.0 million, a decrease of 22% from $62.5 million for the same prior year period.

During the quarter, net revenues of enoxaparin were $27.2 million, a decrease of 34% compared to $41.3 million for the same prior year period due to a decrease in the number of units sold and a decrease in the average selling price.

Other product revenues were $21.8 million for the quarter, an increase of 3% compared to $21.2 million for the same prior year period. This increase is due to increased unit sales of naloxone, which were partially offset by lower unit sales of other injectable products.

Cost of revenues were $34.0 million for the quarter, a decrease of 3% compared to $35.0 million for the same period in the prior year, due to a decrease in sales unit volume. Gross profit as a percentage of net revenues decreased to 31% for the quarter compared to 44% for the prior year period. The decrease is primarily related to a decrease in average net sales price of enoxaparin during 2014.

Selling, distribution and marketing expenses increased to $1.4 million from $1.2 million, compared to the same period in the prior year. General and administrative expenses increased to $8.6 million from $6.5 million, compared to the same period in the prior year, as a result of an increase in compensation expenses including an increase in stock-based compensation.

For the three months ended June 30, 2014, research and development expenses decreased by 23% to $6.0 million from $7.8 million, compared to the same period in the prior year, primarily related to a decrease in pre-launch inventory expense.

The Company reported adjusted non-GAAP quarterly net income of $0.8 million, or $0.02 per fully diluted share, for the three months ended June 30, 2014, compared to adjusted non-GAAP net income of $8.9 million, or $0.23 per fully diluted share, for the same period in the prior year.

Dr. Jack Zhang, CEO, commented: "We are very pleased to issue our first earnings report as a public company. The future for Amphastar is extremely exciting. Executing the supply agreement with MannKind last week represents another important step towards accomplishing our long-term goals."

Liquidity

Our cash and cash equivalents and short term investments at June 30, 2014 were $65.6 million.

Non-GAAP Financial Measures

The Company is disclosing non-GAAP financial measures when providing financial results. The Company believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. or "GAAP". In addition to disclosing its financial results determined in accordance with GAAP, the Company is disclosing certain non-GAAP results that exclude amortization expense, share-based compensation and impairment charges in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance, because the Company's management uses these measures internally for forecasting, budgeting, and measuring its operating performance. Whenever the Company uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Conference Call Information

The Company will hold a conference call to discuss its financial results today, August 12, 2014, at 2 p.m. Pacific Time.

To access the conference call, dial toll free 877-881-2595, or 315-625-3083 for international callers, five minutes before the conference. The passcode for the conference call is 80867405. The call can also be accessed on the Investors page on the Company's website www.amphastar.com.

Pipeline Information

The Company currently has 3 abbreviated new drug applications or ANDAs filed with the FDA targeting products with a market size of over $0.5 billion and another 10 ANDAs in development targeting products with a market size of over $14 billion. The proprietary pipeline includes a new drug application or NDA for Primatene® and an NDA supplement for Amphadase®. The Company is currently developing five other proprietary drugs including injectables, inhalation products, and other dosage forms. Market information is based on IMS data for the 12 months ended June 30, 2014.

Company Information

Amphastar is a specialty pharmaceutical company that primarily develops, manufactures, markets, and sells generic and proprietary injectable and inhalation products, including products with high technical barriers to market entry. Most of the Company's products are used in hospital or urgent care clinical settings and are primarily contracted and distributed through group purchasing organizations and drug wholesalers.

Forward Looking Statements

This press release contains forward-looking statements, including statements relating to Amphastar. These statements are not historical facts but rather are based on Amphastar's current expectations, estimates, and projections regarding Amphastar's business, operations and other similar or related factors. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expects," "intends," "plans," "projects," "believes," "estimates," and other similar or related expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance, and they involve risks, uncertainties, and assumptions that are difficult or impossible to predict. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Amphastar's filings with the SEC.

Table I
Amphastar Pharmaceuticals, Inc.
Condensed Consolidated Statement of Operations
(Unaudited; in thousands, except per share data)

	Three Months ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net revenues	$ 49,003	$ 62,524	$ 94,873	$ 115,487
Cost of revenues	34,007	35,035	67,368	68,440
Gross profit	14,996	27,489	27,505	47,047

Operating expenses:
Selling, distribution, and marketing	1,352	1,203	2,612	2,597
General and administrative	8,638	6,513	15,484	13,420
Research and development	5,994	7,791	12,203	16,695
Impairment of long-lived assets	184	—	348	—
Total operating expenses	16,168	15,507	30,647	32,712

Income (loss) from operations	(1,172)	11,982	(3,142)	14,335

Non-operating income (expense)
Interest income	32	47	60	96
Interest expense, net	(476)	(237)	(655)	(542)
Other income (expense), net	(260)	127	(610)	222
Total other income (expense), net	(704)	(63)	(1,205)	(224)

Income (loss) before income taxes	(1,876)	11,919	(4,347)	14,111
Income tax expense (benefit)	(696)	4,109	(1,548)	3,919

Net income (loss)	$ (1,180)	$ 7,810	$ (2,799)	$ 10,192
Net income (loss) per common share:
Basic	$ (0.03)	$ 0.20	$ (0.07)	$ 0.26
Diluted	$ (0.03)	$ 0.20	$ (0.07)	$ 0.26

Weighted-average shares used to compute net income (loss) per common share:
Basic	39,767	38,708	39,268	38,708
Diluted	39,767	38,847	39,268	38,846

Table II
Amphastar Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Measures
(Unaudited; in thousands, except per share data)

	Three Months Ended June 30,
	2014			2013
	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted
Net revenues	$ 49,003	$ —	$ 49,003	$ 62,524	$ —	$ 62,524
Cost of revenues	34,007	(825)	33,182	35,035	(759)	34,276
Gross profit	14,996	825	15,821	27,489	759	28,248

Operating expenses:
Selling, distribution, and marketing	1,352	(29)	1,323	1,203	(24)	1,179
General and administrative	8,638	(1,890)	6,748	6,513	(752)	5,761
Research and development	5,994	(144)	5,850	7,791	(159)	7,632
Impairment of long-lived assets	184	(184)	—	—	—	—
Total operating expenses	16,168	(2,247)	13,921	15,507	(935)	14,572

Income (loss) from operations	(1,172)	3,072	1,900	11,982	1,694	13,676

Non-operating income (expense)
Interest income	32	—	32	47	—	47
Interest expense, net	(476)	—	(476)	(237)	—	(237)
Other income (expense), net	(260)	—	(260)	127	—	127
Total other income (expense), net	(704)	—	(704)	(63)	—	(63)

Income (loss) before income taxes	(1,876)	3,072	1,196	11,919	1,694	13,613
Income tax expense (benefit)	(696)	1,140	444	4,109	584	4,693

Net income (loss)	$ (1,180)	$ 1,932	$ 752	$ 7,810	$ 1,110	$ 8,920
Net income (loss) per common share:
Basic	$ (0.03)		$ 0.02	$ 0.20		$ 0.23
Diluted	$ (0.03)		$ 0.02	$ 0.20		$ 0.23

Weighted-average shares used to compute net income (loss) per common share:
Basic	39,767		39,767	38,708		38,708
Diluted	39,767		40,817	38,847		38,847

* Non-GAAP adjustments include reversal of amortization expense and share-based compensation as follows, as well as the reversal of impairment of long-lived assets:

	Three Months Ended June 30,
	2014			2013
	Amortization Expense	Share-Based Compensation Expense	Total Non- GAAP Adjustment	Amortization Expense	Share-Based Compensation Expense	Total Non- GAAP Adjustment
Cost of revenues	(446)	(379)	(825)	(446)	(313)	(759)
Selling, distribution, and marketing	—	(29)	(29)	—	(24)	(24)
General and administrative	(36)	(1,854)	(1,890)	(7)	(745)	(752)
Research and development	—	(144)	(144)	—	(159)	(159)

Reconciliation of Non-GAAP Measures (continued)

	Six Months Ended June 30,
	2014			2013
	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted	GAAP	Non-GAAP Adjustments*	Non-GAAP As Adjusted
Net revenues	$ 94,873	$ —	$ 94,873	$ 115,487	$ —	$ 115,487
Cost of revenues	67,368	(1,544)	65,824	68,440	(1,479)	66,961
Gross profit	27,505	1,544	29,049	47,047	1,479	48,526

Operating expenses:
Selling, distribution, and marketing	2,612	(50)	2,562	2,597	(47)	2,550
General and administrative	15,484	(3,114)	12,370	13,420	(1,924)	11,496
Research and development	12,203	(271)	11,932	16,695	(277)	16,418
Impairment of long-lived assets	348	(348)	—	—	—	—
Total operating expenses	30,647	(3,783)	26,864	32,712	(2,248)	30,464

Income (loss) from operations	(3,142)	5,327	2,185	14,335	3,727	18,062

Non-operating income (expense)
Interest income	60	—	60	96	—	96
Interest expense, net	(655)	—	(655)	(542)	—	(542)
Other income (expense), net	(610)	—	(610)	222	—	222
Total other income (expense), net	(1,205)	—	(1,205)	(224)	—	(224)

Income (loss) before income taxes	(4,347)	5,327	980	14,111	3,727	17,838
Income tax expense (benefit)	(1,548)	1,897	349	3,919	1,035	4,954

Net income (loss)	$ (2,799)	$ 3,430	$ 631	$ 10,192	$ 2,692	$ 12,884
Net income (loss) per common share:
Basic	$ (0.07)		$ 0.02	$ 0.26		$ 0.33
Diluted	$ (0.07)		$ 0.02	$ 0.26		$ 0.33

Weighted-average shares used to compute net income (loss) per common share:
Basic	39,268		39,268	38,708		38,708
Diluted	39,268		40,186	38,846		38,846

* Non-GAAP adjustments include reversal of amortization expense and share-based compensation as follows, as well as the reversal of impairment of long-lived assets:

	Six Months Ended June 30,
	2014			2013
	Amortization Expense	Share-Based Compensation Expense	Total Non- GAAP Adjustment	Amortization Expense	Share-Based Compensation Expense	Total Non- GAAP Adjustment
Cost of revenues	(891)	(653)	(1,544)	(891)	(588)	(1,479)
Selling, distribution, and marketing	—	(50)	(50)	—	(47)	(47)
General and administrative	(67)	(3,047)	(3,114)	(14)	(1,910)	(1,924)
Research and development	—	(271)	(271)	—	(277)	(277)
CONTACT: Amphastar Pharmaceuticals, Inc.
         William Peters
         Chief Financial Officer
         (909) 980-9484